EXHIBIT 10.2
LEUCADIA NATIONAL CORPORATION

2003 Incentive Compensation Plan, as Amended and Restated as of July 25, 2013

Restricted Stock Agreement

AGREEMENT dated as of [Date of Grant] (the "Grant Date"), between Leucadia National Corporation., a New York corporation (the "Company"), and [Name] ("Employee").

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that the Company shall make a grant of Restricted Stock to Employee under the Company's 2003 Incentive Compensation Plan, as amended and restated as of July 25, 2013 (the "2003 Plan"), in furtherance of the purposes of the 2003 Plan and in recognition of Employee's service as an employee of the Company and/or its subsidiaries; and

WHEREAS, the Company desires to confirm the grant of Restricted Stock, and to set forth the terms and conditions of such grant, and Employee desires to accept such grant and agree to the terms and conditions thereof, as set forth below and in this Restricted Stock Agreement (the "Agreement"):

Grant Date:
Grant Type:	Restricted Stock
Grant Amount:	[$ ]
Grant Price:	[Closing Price on Grant Date]
Shares Granted:	[ ]
Vesting Schedule:	[25% per year]
Tranche 1:	[ ] shares vesting and distributing on [ ]
Tranche 2:	[ ] shares vesting and distributing on [ ]
Tranche 3:	[ ] shares vesting and distributing on [ ]
Tranche 4:	[ ] shares vesting and distributing on [ ]

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Grant of Restricted Stock.  The Company hereby confirms the grant, under the 2003 Plan, to Employee on the Grant Date set forth above of the number of shares of Restricted Stock set forth above (the "Restricted Stock").  For purposes of this Agreement, each tranche of shares of Common Shares will remain Restricted Stock until the expiration of the Restrictions (as defined in Section 3) on such tranche or the forfeiture of the Restricted Stock.

2.           Incorporation of 2003 Plan by Reference.  The Restricted Stock has been granted to Employee under the 2003 Plan.  The 2003 Plan and information regarding the 2003 Plan, including documents that constitute the "Prospectus" for the 2003 Plan under the Securities Act of 1933, can be viewed and printed out from the Company’s secure Intranet website.  All of the terms, conditions, and other provisions of the 2003 Plan are hereby incorporated by reference into this Agreement.

Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the 2003 Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the 2003 Plan, the provisions of the 2003 Plan shall govern.  Employee hereby acknowledges that the 2003 Plan and information regarding the 2003 Plan has been made readily available and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), rules and regulations adopted from time to time thereunder, and by all decisions and determinations of the Committee made from time to time thereunder.

3.           Restrictions on Restricted Stock and Related Terms.

(a)           Restrictions Generally.  Until they expire in accordance with Section 3(b) and the 2003 Plan, the following restrictions (the "Restrictions") shall apply to the Restricted Stock: (1) the Restricted Stock shall be subject to a risk of forfeiture as set forth in Section 3(b) (the "Risk of Forfeiture"), and (2) Employee shall not sell, transfer, assign, pledge, margin, or otherwise encumber or dispose of the Restricted Stock (except for transfers and forfeitures to the Company).  Upon the transfer agent making the appropriate entry on its books representing the Restricted Stock in the name of Employee, which shall occur as promptly as practicable after the Grant Date, Employee shall be entitled to receive dividends on the Restricted Stock as provided in Section 3(e), shall be entitled to vote Restricted Stock on any matter submitted to a vote of holders of Common Shares, and shall have all other rights in connection with such Restricted Stock as would a holder of Common Shares except as otherwise expressly provided under this Section 3, and subject to the Committee's authority (including authority to make adjustments to Awards) under the 2003 Plan.

(b)           Risk of Forfeiture and Expiration Thereof.  Except as otherwise specifically set forth herein or on the 2003 Plan, the Restrictions shall expire as set forth on the cover page (each being a "Vesting Date," at which date such tranche of Restricted Stock is deemed "vested").  In addition, unless otherwise determined by the Committee, the following provisions shall govern the earlier removal of the Restrictions and forfeiture of unvested Restricted Stock.

(i)
Death or Disability.  If Employee dies or if Termination of Employment is by reason of Employee's Disability (as defined below), then the Restrictions as to all of the shares of Restricted Stock shall immediately expire upon such death or Termination of Employment.

(ii)
Involuntary Termination by the Company not for Cause.  In the event of an involuntary Termination of Employee's Employment by the Company not for Cause, provided that the Employee executes a separation agreement and release in such form as may be requested by the Company within 21 days (or such longer period as may be required by law) (and provided further that any period of revocation required by law has expired without Employee exercising the right to revoke the agreement to the separation agreement and release), Restricted Stock not then or previously vested shall not then be forfeited, but thereafter shall be forfeited if there occurs a Forfeiture Event (defined below) prior to the earlier of the Vesting Date for such Restricted Stock or Employee’s death.  If Employee does not return an executed separation agreement and release within the time period requested by the Company (or signs and then timely revokes the agreement to the separation agreement and release), all Restricted Stock which is not vested at the date of Termination will be forfeited.

(iii)
Termination by Employee for any Reason or Termination by the Company for Cause.  In the event of Employee's Termination of Employment by Employee for any reason (other than due to death or Disability) or by the Company for Cause, the portion of the then-outstanding Restricted Stock not vested at the date of termination will be forfeited.

(iv)	Termination upon a Forfeiture Event. In the event a Forfeiture Event occurs, the portion of the then-outstanding Restricted Stock not vested at the date of the Forfeiture Event will be forfeited.

(c)           Certain Definitions.  The following definitions apply for purposes of this Agreement:

(i)           "Cause" means Employee's:

Neglect, failure or refusal to timely perform the duties of Employee's employment (other than by reason of a physical or mental illness or impairment), or Employee's gross negligence in the performance of his or her duties;

Material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Company or any of its subsidiaries or affiliates or violation of internal policies or procedures as are in effect as of the date such action is taken, including but not limited to the Company's Code of Ethics, as amended from time to time;

Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency;

Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;

Failure to obtain or maintain any registration, license or other authorization or approval that Employee is required to maintain or that the Company, its subsidiaries or affiliates reasonably believes is required in order for Employee to perform his or her duties; or

Willful failure to execute a directive of the board of directors of the Company or any of its subsidiaries or affiliates, the Executive Committee of any of the Company's subsidiaries or affiliates, or Employee's supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of such Board, such Executive Committee or Employee's supervisor.

(ii)	"Disability" shall have the meaning under the Company's long-term disability policy as in effect at the date of Employee's termination of employment.

(iii)	A "Forfeiture Event" shall be deemed to occur if Employee, directly or indirectly:

(A)
Renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business which is or becomes competitive with the Company (or an affiliate of the Company);  however, it shall not constitute a Forfeiture Event under this subsection (A) if Employee purchases stock or other securities of an organization or business so long as the stock or other securities are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(B)
Induces any customer or client of the Company (or an affiliate) to curtail, limit, or cancel its business with the Company (or an affiliate) or solicits a customer or client of the Company (or an affiliate) to transact business with a person, business or enterprise other than the Company (or an affiliate);

(C)
Induces or attempts to influence any employee or contractor of the Company (or an affiliate) to terminate employment or services with the Company (or an affiliate) or solicits or assists any third party in the solicitation of any employee or contractor of the Company (or an affiliate) to provide services to a person, business or enterprise other than the Company (or an affiliate);

(D)	Otherwise engages in conduct violating Section 7.4(a) (Competition), 7.4(b) (Confidential Information) or 7.4(c) (Intellectual Property) of the Plan.

(iv)
"Termination" or "Termination of Employment" means the event by which Employee ceases to be employed by the Company, its subsidiaries and affiliates and immediately thereafter is not employed by any other entity included within the Company.

(d)           Evidence of Restricted Stock.  Restricted Stock shall be evidenced by an entry on the books of the Company's transfer agent.  The transfer agent shall be notified that the Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the General Counsel of the Company or his designee shall deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of the New York Stock Exchange (the "NYSE") or any national securities exchange or automated quotation system on which Common Shares are then listed or quoted, or to implement the Restrictions.

(e)           Dividends and Distributions; Stock Splits.  Employee shall be entitled to receive dividends and distributions payable with respect to Restricted Stock if and to the extent that he or she is the record owner of such Restricted Stock on any record date for such a dividend or distribution and he or she has not forfeited such Restricted Stock on or before the payment date for such dividend or distribution, and Restricted Stock shall be subject to any stock split, subject to the following terms and conditions:

(i)
In the event of a cash dividend or distribution on Common Shares which is not a large, special and non-recurring dividend or distribution (as determined by the Board of Directors), such dividend or distribution shall be paid in cash to Employee;

(ii)
In the event of a large, special and non-recurring cash dividend payable on Common Shares, the Company shall retain the amount of such cash dividend and, in lieu of delivery thereof, shall grant to Employee additional shares of Restricted Stock having a fair market value (as determined by the Committee) at the payment date of the dividend or distribution equal to the amount of cash paid as a dividend or distribution on each share of Common Shares multiplied by the number of shares of Employee's Restricted Stock.  Such additional Restricted Stock will be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock;

(iii)
In the event of any non-cash dividend or distribution in the form of property other than Common Shares payable on Common Shares (including shares of a subsidiary of the Company distributed in a spin-off) (unless the Committee determines to make equitable adjustments under Section 5.3 of the 2003 Plan in lieu of the procedure specified in this Section 3(e)(iii)), the Company shall retain in its custody the property so distributed in respect of Employee's Restricted Stock, which property will be subject to the same Restrictions and to such other terms and conditions of the 2003 Plan and this Agreement as apply to the Restricted Stock with respect to which such property was distributed, until such time as the Restrictions expire or the Restricted Stock (together with such property) are forfeited.  To the greatest extent practicable, such property will be treated the same as such Restricted Stock with respect to which the property was distributed.

(iv)
In the event of a dividend or distribution in the form of Common Shares or split-up of shares, the Common Shares issued or delivered as such dividend or distribution or resulting from such split-up will be deemed to be additional Restricted Stock and will be subject to the same Restrictions and to such other terms and conditions of the 2003 Plan and this Agreement as applied to the Restricted Stock with respect to which such dividend or distribution was paid or which was subject to such split-up.

(f)           Delivery of Shares.  Upon expiration of Restrictions on any Restricted Stock, the Company shall, subject to the Employee's satisfactory payment of any federal, state or foreign taxes or other amounts referred to in Section 4, below, deliver shares of Common Shares (together with any property resulting from Section 3(e)(iii)) to Employee.

4.           Tax Withholding.  Employee understands and acknowledges that certain amounts must be withheld to satisfy federal, state, local, or foreign tax obligations associated with the grant of the Restricted Stock or the expiration of the Restrictions applicable to the Restricted Stock (and any property resulting from Section 3(e)(iii)) ("Withholdings").  Employee shall make arrangements satisfactory to the Company, in advance of any event triggering a Withholding obligation on the part of the Company or any affiliate of the Company that employs Employee, to provide for payment of all applicable Withholdings.  If Employee has failed to make such arrangements or for any reason full payment of Withholdings is not made by Employee under such arrangements, Employee expressly authorizes the Company (and any of its affiliates) to (1) withhold the applicable amount of Withholdings from any payment to Employee or other source of Employee’s funds or securities, including any payment relating to an Award or any payroll or other source of Employee’s funds or securities, and/or (2) withhold shares deliverable upon lapse of the Restrictions on the Restricted Stock having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld as Withholdings in connection with the event triggering Withholding.  If the Company (or such affiliate) elects to withhold shares to satisfy any Withholding obligation, the value of shares withheld shall not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (interpreted in a manner consistent with applicable accounting rules).  This provision does not obligate the Company or any affiliate to withhold shares to satisfy Withholding obligations.  The Company may specify a reasonable deadline (for example, 90 days before lapse of Restrictions) by which Employee must make separate arrangements for the payment of Withholdings.  In the event that Employee files, under Section 83(b) of the Code, an election to be taxed as having received ordinary income at the date of grant of the Restricted Stock, Employee shall at the time of such filing notify the Company of the making of such election and furnish a copy of the notice to the Company, and shall meet the other obligations under this Section 4 with respect to Withholding.

5.           Legal Compliance.  Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NYSE, the Financial Industry Regulatory Authority, or any other stock exchange or self-regulatory organization, or any other obligation of the Company or Employee relating to the Restricted Stock or this Agreement.

6.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

7.           Restricted Stock Agreement – Grantee’s Acceptance.  The Employee hereby accepts the Restricted Stock described in this Agreement, and agrees to be bound by the terms and administrative provisions as set forth in the 2003 Plan and this Agreement.  The Employee hereby further agrees that all the decisions and determinations of the Committee shall be final and binding.

8.           Miscellaneous.  This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  This Agreement and the 2003 Plan constitute the entire agreement between the parties with respect to the Restricted Stock, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company.  Neither the Restricted Stock nor the granting thereof shall constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company or any subsidiary for any period of time, or at any particular rate of compensation.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

The Employee hereby acknowledges that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable.  The Employee hereby further acknowledges that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the Employee agrees that if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Accepted and agreed.

Employee:	LEUCADIA NATIONAL CORPORATION

By:
Roland T. Kelly
[Assistant Secretary and Counsel]

For questions and information, please contact Stock Administration at stock_administration@jefferies.com or (310) 914-1090.